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State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.	The name of the corporation is: ____BBM Holdings, Inc.__________________________

2.	The date the following amendment(s) was adopted: _____October 17, 2007___________

3.	If changing the corporation name, the new name of the corporation is: _______________

_______________________________________________________________________

4.	The text of each amendment adopted (include attachment if additional space needed):

Resolved, that the Certificate of Incorporation of this Corporation 9the “Certificate”) be, and it hereby is, amended to change Section 5B.2 of the Certificate to be and read in its entirety as follows:

‘5B.2 No Dividends. Except to the extent that (i) the Corporation may in its discretion pay to the Series A Holders on a pro rata basis on a one-time basis a dividend consisting of an aggregate of 1,090,568 warrants, expiring October 31, 2011, each exercisable to purchase one share of Common Stock at a price of $1.19 per share, and (ii) the exercise of the Exchange Right set forth in Section 5B.5 is deemed or characterized as a dividend, the Series A Holders shall not be entitled to receive any dividend or distribution.’

5.	If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

______________________________________________________________________

6.	Indicate the manner in which the amendment(s) was adopted (mark only one):

€	No shares have been issued or directors elected - Adopted by Incorporator(s)

€	No shares have been issued but directors have been elected - Adopted by the board of directors

€	Shares have been issued but shareholder action was not required - Adopted by the board of directors

Ö	The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

7.	Delayed effective date (if not to be effective upon filing) __October 31, 2007_________

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: /s/ Mary Ellen Kramer	Title: President

Dated this __17____ day of _____October___________, 2007

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html

Division’s Website: www.corporations.utah.gov